Exhibit (c)(10)

– Confidential Draft – Project Gemini: Confidential Discussion Materials May 20, 2022

– Confidential Draft – Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of Gemini in connection with its evaluation of a proposed share reclassification and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Gemini and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Gemini. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Gemini or any other entity, or concerning the solvency or fair value of Gemini or any other entity. With respect to financial forecasts, including with respect to estimates of potential synergies, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Gemini as to their respective future financial performances, and at your direction Centerview has relied upon such forecasts, as provided by Gemini’s management, with respect to both Gemini, including as to expected synergies. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performingthis financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, wouldcreate an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of Gemini. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Gemini (in its capacity as such) in its consideration of the proposed share reclassification, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Gemini or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview. 1

– *Confidential Draft* –

Summary List Of Prior Share Reclassifications

			Centerview				Greenhill		
	Company	**Date**	**Mkt Cap**	**$ Premium**	**% Mkt Cap**	**% Premium**	**% Premium**	**Focus**	**Commentary**
	National Research	Sep-17	$840	$69	8.3%	57%	57%	☆	High vote traded at ~57% premium to low vote prior to deal; 6x dividend rights
	Forest City	Dec-16	4,764	107	2.2%	31%	31%	☆	
	Stewart Information	Jan-16	779	12	1.5%	35%	35%	☆	
	Hubbell	Aug-15	5,820	201	3.4%	28%	28%		Greenhill indicated family only had negative control
	Aaron's Inc.	Sep-10	1,346	0	0.0%	0%	Not Included		Greenhill excluded 0% premium transactions
	Sotheby's	Sep-05	1,119	48	4.3%	19%	19%	☆	
	Robert Mondavi	Aug-04	593	35	5.9%	17%	17%	☆	Greenhill indicated Mondavi retained effective control
	CTE	Apr-03	939	7	0.8%	9%	9%		Did not involve family / founder
	Alberto-Culver	Apr-03	3,577	0	0.0%	0%	Not Included		Greenhill excluded 0% premium transactions
	Reader's Digest	Oct-02	1,532	42	2.7%	22%(1)	30%	☆	Competing bidder for family shares, resulted in higher premium to family
	Kaman	Jun-05					259%	☆	Below $500mm market cap
	Continental Airlines	Nov-00					30%	☆	
Greenhill Only	Dairy Mart Convenience	Dec-99			*Not Included*		10%		
	Pacificare Health	May-99					5%		
	Remington Oil and Gas	Aug-98					27%	☆	
	Median				**2.5%**	**21%**	**28%**		
	Committee Proposal		**$44,451**	**$872**	**2.0%**	**16%**	**16%**		
	Sands Proposal		**44,451**	**1,744**	**3.9%**	**32%**	**32%**		

Source: Company filings, Wall Street research and FactSet.
Note: U.S. Dollars in millions. Centerview list includes prior share reclassifications over the last twenty years of companies with a family / founder controlling shareholder and above $500mm market cap.
(1) Based on 1.22x exchange ratio offered for portion of family shares and other shareholders representing 50% of high vote shares. Excludes additional cash premium for portion of family shares.

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2

– Confidential Draft – M&A Premiums Paid Decreases With Size Of Transaction 1,357 U.S. M&A transactions with public target >$200mm over last 10 years, includes deals with cash or stock consideration % Premium (Vs. 1-Day Prior To Announcement) n = 304 230 507 316 45.4% 35.9% 31.3% 24.0% $200mm—$500mm—$1bn—$5bn+ $500mm $1bn $5bn Transaction Value 3 Source: Capital IQ. Note: Represents M&A transactions with public U.S. targets with >$200mm transaction value since May 19, 2012.

– Confidential Draft – Analysis At Various Potential Premiums Based on Gemini Class A current share price of $234.83 (as of May 19, 2022) Premium (%) Current 16.0% 17.0% 18.0% 19.0% 20.0% 21.0% 22.0% 23.0% 24.0% 25.0% 30.0% 32.0% 35.0% Share Price $234.83 $272.40 $274.75 $277.10 $279.45 $281.80 $284.14 $286.49 $288.84 $291.19 $293.54 $305.28 $309.98 $317.02 Premium Per Share ($) – 37.57 39.92 42.27 44.62 46.97 49.31 51.66 54.01 56.36 58.71 70.45 75.15 82.19 5 Day VWAP(1) $246.68 15.2% 16.2% 17.1% 18.1% 19.0% 20.0% 20.9% 21.9% 22.8% 23.8% 28.6% 30.5% 33.3% 10 Day VWAP(1) 246.88 15.2% 16.2% 17.1% 18.1% 19.0% 20.0% 20.9% 21.9% 22.8% 23.8% 28.5% 30.4% 33.3% 20 Day VWAP(1) 248.09 15.1% 16.1% 17.0% 18.0% 18.9% 19.9% 20.8% 21.8% 22.7% 23.7% 28.4% 30.3% 33.1% Stated Premium ($mm) $872 $926 $981 $1,035 $1,090 $1,144 $1,199 $1,253 $1,308 $1,362 $1,635 $1,744 $1,907 Stated Prem % Mkt Cap 2.0% 2.1% 2.2% 2.3% 2.5% 2.6% 2.7% 2.8% 2.9% 3.1% 3.7% 3.9% 4.3% Net Of Comp Value(2) 1.4% 1.5% 1.6% 1.7% 1.9% 2.0% 2.1% 2.2% 2.3% 2.5% 3.1% 3.3% 3.7% Effective Premium ($mm) $766 $814 $862 $910 $958 $1,006 $1,054 $1,101 $1,149 $1,197 $1,437 $1,533 $1,676 Eff Prem % Mkt Cap 1.8% 1.9% 2.0% 2.1% 2.2% 2.3% 2.4% 2.5% 2.7% 2.8% 3.4% 3.6% 3.9% Net Of Comp Value(2) 1.2% 1.3% 1.4% 1.5% 1.6% 1.7% 1.8% 1.9% 2.1% 2.2% 2.7% 3.0% 3.3% P/E    To Breakeven(3) +0.3x +0.3x +0.3x +0.4x +0.4x +0.4x +0.4x +0.5x +0.5x +0.5x +0.6x +0.7x +0.8x Committee Proposal Sands Initial Sands Source: Company filings, Wall Street research, Bloomberg and FactSet. Note: U.S. Dollars in millions, except per share amounts. Counterproposal Proposal (1) Premiums calculated as cash premium indicated by current stock price divided by indicated VWAP. 4 (2) Based on illustrative annual compensation savings of $16.3mm tax affected at 20% and valued at Gemini current P/E multiple of 20.2x. (3) Based on illustrative 5% interest rate and 20% tax, assuming stated premium paid in debt. Includes illustrative annual compensation savings.

Appendix: Selected Precedents

– Confidential Draft –

Selected Prior Share Reclassification Situations

Represents selected prior reclassification situations since 2000 for companies with >$500mm market capitalization at announcement

Group	Company	Date Ann.	Equity Val. @ Ann.	Votes (H / L)	Total High Vote Economic (Pre / Post)	Total High Vote Voting (Pre / Post)	HV / LV Exchange Ratio	Cash / Stock Mix	Ann. Exchange Prem.[1]	Prem. % of Mkt Cap	Commentary / Rationale
Family / Founder Controlling Shareholder	National Research	09/17	$0.8	1 / 0.01	14% / 14%	94% / 14%	1.00x	36% / 64%	57%	8.3%	HV traded at ~57% prem.; Offer in-line with trading; LV 1/6th dividend
	Stewart Info	01/16	0.8	1 / 1	4% / 4%	4% / 4%	1.00x	26% / 74%	35%	1.5%	Morris Family controlled majority of Class B shares; Elects 4 of 9 Directors; Engine Capital on board pre-reclass
	Forest City	12/16	4.8	10 / 1	7% / 9%	44% / 9%	1.31x	-- / 100%	31%	2.2%	Activist situation with rumored M&A; Ratner family elects majority of Board; Board evaluation of alternatives
	Hubbell	08/15	5.8	20 / 1	12% / 12%	74% / 12%	1.00x	22% / 78%	28%	3.4%	Trustee sought potential share sale, Company offered premium; Standstill agreement with Trustee
	Reader's Digest	10/02	1.5	1 / --	12% / 15%	100% / 15%	1.22x	-- / 100%	22%[2]	2.7%	Competing bidder for family shares, resulted in higher premium to family; portion of family share premium paid in cash and rest of family and other HVS in stock
	Sotheby's[3]	09/05	1.1	10 / 1	22% / 12%	62% / 12%	0.51x	58% / 42%	19%	4.3%	Taubman family controller desired premium; no premium for other Class B shareholders given Class B O/S below 50%
	Robert Mondavi	08/04	0.6	10 / 1	36% / 40%	85% / 40%	1.17x	-- / 100%	17%	5.9%	Deal maintained announced 1.165x ratio
	Alberto-Culver	10/03	3.6	1 / 0	55% / 55%	92% / 55%	1.00x	-- / 100%	--	--	Liquidity; Investor confusion; Governance
	Aaron's Inc.	09/10	1.3	1 / --	14% / 14%	100% / 14%	1.00x	-- / 100%	--	--	Liquidity; Align vote/econ; Attract investors
	Minimum				**4% / 4%**	**4% / 4%**	**0.51x**		**--**	**--**	
	Median				**14% / 14%**	**85% / 14%**	**1.00x**		**22%**	**2.7%**	
	Maximum				**55% / 55%**	**100% / 55%**	**1.31x**		**57%**	**8.3%**	
No Family / Founder Controlling Shareholder	CTE	04/03	$0.9	15 / 1	9% / 9%	58% / 9%	1.09x	-- / 100%	9%	0.8%	Single holder, L3, has 50.2% of high vote and 29% of total vote
	Snowflake	03/21	76.6	10 / 1	82% / 82%	98% / 82%	1.00x	-- / 100%	--	--	Class B shares held by Pre-IPO investors converted to Class A shares
	VMware	10/21	67.8	10 / 1	73% / 73%	96% / 73%	1.00x	-- / 100%	--	--	Spin-related distribution
	SAP	02/01	48.8	1 / --	58% / 58%	100% / 58%	1.00x	-- / 100%	--	--	Transparent cap structure; greater flexibility; governance
	Time Warner Cable	05/08	30.5	10 / 1	8% / 8%	45% / 8%	1.00x	-- / 100%	--	--	Spin-related distribution
	Conoco	07/01	17.3	5 / 1	70% / 70%	92% / 70%	1.00x	-- / 100%	--	--	Spin-related distribution
	Raytheon	02/01	12.2	1 / 1[4]	70% / 70%	70% / 70%	1.00x	-- / 100%	--	--	Spin-related distribution
	GameStop	12/06	4.2	10 / 1	39% / 39%	87% / 39%	1.00x	-- / 100%	--	--	Simplify cap. structure; liquidity; governance
	Waddell Reed	12/00	3.0	5 / 1	48% / 48%	82% / 48%	1.00x	-- / 100%	--	--	Reduce investor confusion, liquidity, simplify capital structure
	Chipotle	10/09	2.6	10 / 1	52% / 52%	92% / 52%	1.00x	-- / 100%	--	--	Eliminate discount; liquidity; attract investors
	Agere Systems	12/04	2.4	1 / 1[4]	52% / 52%	52% / 52%	1.00x	-- / 100%	--	--	Liquidity; Investor confusion; improve governance
	Victory Capital	09/21	2.3	10 / 1	76% / 76%	97% / 76%	1.00x	-- / 100%	--	--	Strengthen governance; increase inclusion in indices; eliminate confusion
	Eagle Materials	01/06	2.3	1 / 1[5]	48% / 48%	48% / 48%	1.00x	-- / 100%	--	--	Simplify cap. structure; liquidity; investor confusion
	Freeport-McMoran	02/02	2.1	1 / 1[4]	61% / 61%	61% / 61%	1.00x	-- / 100%	--	--	Spin-related distribution
	SunPower	09/11	1.1	8 / 1	42% / 42%	85% / 42%	1.00x	-- / 100%	--	--	Spin-related distribution
	Curtiss	02/05	1.1	1 / 1[4]	41% / 41%	41% / 41%	1.00x	-- / 100%	--	--	Spin-related distribution
	Gartner Inc.	02/05	1.0	1 / 1[4]	20% / 20%	20% / 20%	1.00x	-- / 100%	--	--	Maintained vote / econ%; Lost director majority
	FECI	02/03	0.9	1 / 1[4]	54% / 54%	54% / 54%	1.00x	-- / 100%	--	--	Spin-related distribution
	Mueller Water	10/09	0.7	8 / 1	74% / 74%	96% / 74%	1.00x	-- / 100%	--	--	Liquidity; reduce investor confusion; improve governance
	Triarc Companies	04/08	0.6	1 / 0.1	31% / 31%	82% / 31%	1.00x	-- / 100%	--	--	Acquiror in competitive merger process
	Minimum				**8% / 8%**	**20% / 8%**	**1.00x**		**--**	**--**	
	Median				**50% / 50%**	**76% / 50%**	**1.00x**		**--**	**--**	
	Maximum				**74% / 74%**	**100% / 74%**	**1.09x**		**9%**	**0.8%**	

Source: Company filings and FactSet. Includes companies above $500mm equity value at announcement of reclassification.

(1) Defined as ((Exchange Ratio + Cash Consideration) / Low Vote Shares - 1) on last trading day prior to announcement. (2) Based on 1.22x exchange ratio offered for portion of family shares and other shareholders representing 50% of high vote shares. Excludes additional cash premium for portion of family shares. (3) Only Family Class B shares were exchanged at premium for cash and stock. Remaining Class B shares were automatically converted to Class A according to the Articles as outstanding Class B shares represented <50% of aggregate votes. (4) Class B entitled to elect 80% of Directors. Same voting power on all other matters. (5) Class B shares entitled to elect 85% of Directors. Same voting power on all other matters.

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